Exhibit 3.1.2

CERTIFICATE OF AMENDMENT
OF
THE DAVEY TREE EXPERT COMPANY

The following resolution with respect to the amendment of the Articles of Incorporation of The Davey Tree Expert Company, an Ohio corporation (the “Corporation”), was approved and adopted by the shareholders of the Corporation at a meeting duly convened and held on May 19, 2015, at which a quorum was present and acting throughout:

RESOLVED, that The Davey Tree Expert Company hereby adopts the following amendment to its Amended Articles of Incorporation and that any officer of The Davey Tree Expert Company is hereby authorized and directed to sign and file in the office of the Secretary of State of the State of Ohio a certificate containing a copy of the resolution adopting the amendment and a statement of the manner of its adoption:

The Amended Articles of Incorporation are hereby amended by striking out in its entirety the first paragraph of Article FOURTH and substituting in lieu thereof the following:

FOURTH. The authorized number of shares of the Company is 52,000,000, consisting of 4,000,000 Preferred Shares, without par value (the “Preferred Shares”), and 48,000,000 Common Shares with par value of $1 each (the “Common Shares”).